Exhibit 99.1

Contact:	Paula Taylor Corporate Services (972) 420-8221

HORIZON HEALTH ANNOUNCES ACQUISITION OF BEHAVIORAL HEALTH

FACILITIES FROM LIGHTHOUSE CARE CENTERS AND FOCUS HEALTHCARE

LEWISVILLE, Texas (February 1, 2006) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that it has completed its previously announced acquisition of the behavioral health facilities of Lighthouse Care Centers and Focus Healthcare. Lighthouse Care Centers operates four behavioral health facilities located in Georgia and South Carolina. Focus Healthcare operates four facilities located in Delaware, Florida, Georgia and Ohio. The facilities have a combined total licensed capacity of 568 beds. The closing for one of the Focus Healthcare facilities located in Delaware was postponed pending receipt of required governmental approvals. Horizon expects the closing for that facility to be completed within 60 days, subject to receipt of the necessary government approvals.

The facilities are projected to have annualized revenues of $48 to $50 million. The aggregate purchase price for the facilities was approximately $95.350 million. Horizon financed the acquisitions under its existing credit facility.

Ken Newman, chairman and chief executive officer of Horizon, stated, “We are very pleased to have completed these acquisitions, which we believe have significant growth potential. The addition of these seven facilities, combined with the acquisition of Copper Hills Youth Center earlier this month and the pending acquisition of the Focus Delaware facility, brings our number of freestanding behavioral health facilities to 14 and our licensed beds from 833 to 1,517.”

Horizon anticipates that its second quarter results will be significantly impacted by operating costs associated with its recent hospital acquisitions relating to items such as implementing new programs and program changes at various facilities, changes at various facilities, employee severance payments and establishing management infrastructure systems. Horizon further advised that it was not changing its current guidance of $1.08 to $1.12 per share for fiscal 2006 at this time.

Horizon Health Corporation is an owner of behavioral health care facilities and a leading contract manager of clinical services for acute care hospitals and employers.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate the acquisitions, the ability to integrate the existing operations of the facilities on a cost-effective basis, the ability to effectively manage the operations at the facilities and maintain existing contracts, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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